EXHIBIT 99


             New York, New York, September 19, 1996... Colgate-Palmolive announced that the Brazilian CADE antitrust agency last night approved Colgate's acquisition of the Kolynos Oral Care business in Brazil subject to certain conditions. This acquisition was part of Colgate's 1995 purchase of the worldwide Kolynos Oral Care business.

             Reuben Mark, Chairman and CEO, said: "We are pleased with Brazilian approval of this investment in our most important core business, Oral Care, in the largest and most powerful economy in Latin America. This is a major step forward. We will submit an appropriate plan within the next several months and we trust that we will reach an agreement with the CADE which will fulfill their conditions."

             Kolynos does business in 19 countries, and the CADE conditions apply only to toothpaste in Brazil, which represents roughly two-thirds of the total Kolynos business.

             The Colgate plan, to be presented to the CADE within several months, will address in an appropriate manner the following alternative conditions indicated in the CADE approval:

                  -A mechanism to allow for the temporary suspension of
             the Kolynos trademark for toothpaste in Brazil for several years.

                  -A means by which the Kolynos trademark for toothpaste
             in Brazil can be licensed on a long-term basis.

             Agreement with the CADE will have no effect on Colgate's aggressive plans to develop Kolynos-Brazil as an export center for toothpaste and toothbrushes for Latin America and emerging economies worldwide.

             Colgate-Palmolive is a leading global consumer products company tightly focused on Oral Care, Personal Care, Household Care, Fabric Care and Pet Nutrition. Colgate sells its quality products in 206 countries and territories under such internationally recognized brand names as Colgate, Palmolive, Mennen, Kolynos, Ajax, Soupline, Suavitel and Fab, as well as Hill's Science Diet and Hill's Prescription Diet pet foods.

















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